STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement") made this date by and between CHINA VOICE HOLDING CORP., a Nevada corporation (herein "CHVC"), and Don Preston ("the Seller").

The Seller desires to sell and CHVC desires to purchase for the benefit of LEASENET ACQUISITION CORP., a wholly owned subsidiary of CHVC (herein "LAC") one hundred percent (100%) of the ownership interest in NTELEC Networks, LLC ("NNL"), a Texas Limited Liability Company which owns eighty percent (80%) of the issued and outstanding capital stock of LEASENET, LLC, a Texas Limited Liability Company ("LNC") on the terms and conditions set forth in this Agreement.

In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1: SALE

1.01 Sale of Stock. The Seller agrees to sell, convey, transfer, assign, and deliver to LAC through a tax free merger shares representing One Hundred percent (100%) of the issued and outstanding capital stock of the NNL and CHVC agrees to purchase such stock (the "Stock") on behalf of LAC.

1.02 Consideration; Terms of Sale.

(a) In consideration of the sale and transfer of the Stock and the representations, warranties, and covenants of the Seller set forth in this Agreement, CHVC shall deliver to the Seller 60,000,000 shares of common stock of CHVC and a Promissory Note of CHVC as described in Article 1.02(b) (the "Note") on the Closing Date.

(b) The Note shall be in the original principal amount of Five Hundred Thousand ($500,000.00), bearing interest at the rate of 12.0% per year with all principal and accrued interest due payable over a maximum period of 36 months with payments beginning on or before the end of the first quarter of 2012. CHVC will make monthly payments toward Note until paid. The Note will be secured by all of the outstanding stock of LAC.

(c) The Seller shall cancel any indebtedness owed to the Seller by NNL on the Closing Date.

(d) CHVC shall cause LNC's debt of $75,000 to MGTK Corp to be converted into Preferred stock of CHVC.

(e) CHVC shall hold Seller harmless from any debts or obligations of CHVC which existed, accrued, or tolled, prior to closing. In no event shall this contract be read as any assumption or agreement by Seller to become liable for any pre-existing debts, liabilities, claims, or causes of actions existing, accruing, or having been tolled, prior to the closing date herein and all such claims, known or unknown, fixed or contingent, shall remain the sole responsibility of CHVC. In the event such claims arise as described above, CHVC agrees to provide all necessary defenses associated with any litigation related to same, agrees to indemnify Seller for any amounts made the subject of the claims, and agrees to absorb all expenses necessary to either resolve or litigate such disputes.

(f) Upon a breach by the Buyer of any provision of the Note, Security Agreement, or terms of this Agreement, Seller is entitled under the provisions of same to full control as sole owner and Member of NNL and all appropriate documentation to remove NNL as a Member or subsidiary of CHVC shall be executed by the Seller and Buyer, with full approval by CHVC as approved by all shareholders and under all appropriate laws of the United States of America.

1.03 Additional Financing. CHVC agrees to arrange financing for up to One Hundred Thousand Dollars ($100,000.00) over a 24 month period into NNL for acquisitions and marketing as directed at the

full discretion of the Seller. Such financing shall be made as funding is available and upon approved project budget.

1.04 Management. Immediately after Closing, CHVC shall cause the appointment of Don Preston as CEO and Director of CHVC. Don Preston shall remain CEO and Director for no less than three (3) years (the period in which CHVC has to pay off the Note, unless said note is paid in full). In the event Don Preston is voted out as CEO and Director for any reason, he shall be immediately paid all amounts due under the Note, in full, with appropriate interest.

1.05 Closing. The "Closing Date" of this transaction shall be on or before March 1, 2011.

ARTICLE 2: SELLER'S REPRESENTATIONS AND WARRANTIES

The Seller hereby represents and warrants to CHVC that the following facts and circumstances are true and correct as of the date of this Agreement:

2.01 Organization. NNL is a limited liability corporation duly organized, validly existing, and in good standing under the laws of Texas. NNL is qualified to do business in all jurisdictions in which it does business and has all requisite power and authority (corporate and, when applicable, government) to own, operate, and carry on its business as now being conducted.

2.02 Ownership. The Seller is the sole owner of 100% of NNL with full right to sell or dispose of his shares of NNL as it may choose.

2.03 Authority. The Seller has full power and authority to execute, deliver, and consummate this Agreement, subject to the conditions to Closing set forth in this Agreement.

2.04 Full Disclosure. To the knowledge of the Seller, no representation, warranty, or covenant made to CHVC in this Agreement nor any document, certificate, exhibit, or other information given or delivered to CHVC pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information, or exhibits not misleading.

2.05 Broker. Neither the Seller nor CHVC, nor any of CHVC's officers, directors, employees, or stockholders, has retained, consented to, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

2.06 Compliance with U.S. Securities Laws. (a) The Seller acknowledges that CHVC is relying upon the accuracy and completeness of the statements and representations contained in this section in complying with its obligations under the U.S. federal and state securities laws. The Seller acknowledges and represents that:

(i) The Seller is in a financial position to hold the shares of common stock of CHVC (the "Securities") for an indefinite period of time, is able to bear the economic risk of an investment in the Securities and may withstand a complete loss of the Seller's investment in the Securities;

(ii) The Seller believes that it, either alone or together with the assistance of its own professional advisor or advisors, has the knowledge and experience in business and financial matters that make it capable of reading and interpreting financial statements of and concerning VOC and of evaluating the merits and risks of an investment in the Securities;

(iii) The Seller has obtained, to the extent it deems necessary, its own personal professional advice with respect to the risks inherent in an investment in the Securities and to the

suitability of an investment in the Securities in light of its financial condition and investment needs;

(iv) The Seller understands that an investment in the Securities is highly speculative but that it believes that an investment in the Securities is suitable based upon the Seller's investment objectives and financial needs, and that it has adequate means for providing for its current financial needs and contingencies and has no need for liquidity of investment with respect to the Securities;

(v) The Seller acknowledges access to full and complete information regarding CHVC and has utilized that access to their satisfaction for the purpose of obtaining information concerning the named entities, an investment in the Securities and the terms and conditions of this offering of the Securities, and has either attended or been given reasonable opportunity to attend a meeting with representatives of CHVC for the purpose of asking questions of, and receiving answers from, these representatives concerning CHVC, an investment in the Securities and the terms and conditions of this offering of the Securities, and for the purpose of obtaining any additional information to the extent reasonable available that is necessary to verify the information provided;

(vi) The Seller recognizes that the Securities as an investment involves a high degree of risk;

(vii) The Seller represents that he is an accredited investor;

(b) The Seller has been advised that the Securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, that the Securities are being offered and sold pursuant to exemptions from the registration requirements of these laws, and that the reliance of CHVC on these exemptions is predicated in part on the Seller's representations contained in this section.

(c) The Seller represents and warrants that the Securities are being received by the Seller in the Seller's own name solely for the Seller's own beneficial interest, and not as nominee for, or on behalf of, or for the beneficial interest of, or with the intention to transfer to, any other person, trust or organization, except as specifically set forth hereinbelow.

(d) The Seller is informed of the significance to CHVC of the foregoing representations, agreements and consents, and they are made with the intention that CHVC may rely upon them and agrees to indemnify CHVC, and its officers, directors and agents (the "Indemnified Parties") for any loss, claim or liability which any Indemnified Party might incur as a result of reliance upon any fact knowingly misrepresented by Purchaser in this section.

(e) The Seller additionally represents that the representations contained in this section have been duly authorized by all necessary action on the part of the Seller and are a legal, valid and binding obligation of the Seller enforceable according to its terms.

ARTICLE 3: CHVC'S REPRESENTATIONS AND WARRANTIES

CHVC represents and warrants to the Seller that:

3.01 Authority. CHVC has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. All corporate acts, reports, and returns required to be filed by CHVC with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the date of this Agreement. No provisions exist in any contract, document, or other instrument to which CHVC is a party or by which CHVC is bound that would be violated by consummation of the transactions contemplated by this Agreement.

3.02 Organization and Standing of CHVC. CHVC is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, with corporate power to own property and carry on its business as it is now being conducted.

ARTICLE 4: CONDITIONS TO CHVC'S OBLIGATION TO CLOSE

The obligation of CHVC to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of CHVC, be waived in writing by CHVC) existing on the date of this Agreement, or such earlier date as the context may require.

4.01 Representations and Warranties. Each of the representations and warranties of the Seller in this Agreement and all other information delivered under this Agreement shall be true in all material respects as of the date of this Agreement.

4.02 Compliance With Conditions. The Seller shall have complied with and performed all agreements, covenants, and conditions in this Agreement required to be performed and complied with. All requisite action (corporate and other) in order to consummate this Agreement shall have been properly taken by the Seller to the Buyer's satisfaction

4.03 Suit or Proceeding. No suit or proceeding, legal or administrative, relating to any of the transactions contemplated by this Agreement shall have been overtly threatened or commenced that, under a reasonable person standard, would make it inadvisable for CHVC to Close this transaction.

4.04 Government Approvals and Filings. All necessary government approvals and filings regarding this transaction, if any, shall have been received or made prior to the date of this Agreement in substantially the form applied for to the reasonable satisfaction of CHVC and its counsel. Any applicable waiting period for the approvals and filings shall have expired.

4.05 Corporate and Stockholder Action. All corporate and stockholder action necessary to consummate the transactions contemplated in this Agreement shall have been properly taken by the Seller.

ARTICLE 5: CONDITIONS TO THE SELLER'S OBLIGATION TO CLOSE

The obligation of the Seller to Close under this Agreement is subject to each of the following conditions (any one of which at the option of the Seller may be waived in writing by the Seller) existing on the date of this Agreement.

5.01 Corporate Action. CHVC shall have taken appropriate corporate action regarding this transaction, which shall be evidenced by resolutions of its board of directors and certified by CHVC's corporate secretary, authorizing CHVC to enter into and complete this transaction.

5.02 Corporate and Stockholder Action. All corporate and stockholder action necessary to approve and consummate the transactions contemplated in this Agreement shall have been properly taken by the Seller.

ARTICLE 6: PARTIES' OBLIGATIONS AT THE CLOSING

6.01 Obligations of the Seller at the Closing. At the Closing, the Seller shall deliver or cause to be delivered to CHVC instruments of assignment and transfer of One Hundred percent (100%) of the issued and outstanding capital stock of NNL in form and substance satisfactory to CHVC.

The Seller, at any time before or after the date of this Agreement, shall execute, acknowledge, and deliver to CHVC any further deeds, assignments, conveyances, other assurances, documents, and instruments of transfer reasonably requested by CHVC. The Seller shall also take any other action consistent with the terms of this Agreement that may be reasonably requested by CHVC for the purpose

of assigning, transferring, granting, conveying, and confirming to CHVC or reducing to possession any or all property and assets to be conveyed and transferred by this Agreement.

6.02 CHVC's Obligation at Closing. At the Closing, CHVC shall deliver 60,000,000 shares of common stock of CHVC and the Note against delivery of the items specified in Article 6.01, above.

ARTICLE 7: GENERAL PROVISIONS

7.01 Survival of Representations, Warranties, and Covenants. The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the date of this Agreement for a period of four years.

7.02 Notices. All notices or other communications hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by facsimile telecommunication, provided that any notice so given is also mailed as provided for herein, (iii) delivered by Federal Express or similar commercial delivery service, or (iv) mailed by certified mail, postage prepaid, return receipt requested, as follows:

If to the Seller: Don Preston
4359 Lindbergh Dr.
Addison, TX 75001
Facsimile number: (214) 614-7966

If to CHVC: China Voice Holding Corp.
327 Plaza Real, Suite 319
Boca Raton, Florida 33432
Facsimile number: (561) 394-2906

or to such other address or facsimile number as the Seller or CHVC shall have designated to the other by like notice. Each such notice or other communication shall be effective (i) if given by facsimile telecommunication, when transmitted, (ii) if given by mail, five (5) business days after such communication is deposited in the mail and addressed as aforesaid, (iii) if given by Federal Express or similar commercial delivery service, one (1) business day after such communication is deposited with such service and addressed as aforesaid, and (iv) if given by any other means, when actually delivered at such address.

7.03 Assignment of Agreement. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

7.04 Amendments; Waiver. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

7.05 Entire Agreement. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement on the subject matter of this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties on the subject matter of this Agreement shall be null and void.

Signed as of October 1, 2010.

Purchaser: China Voice Holding Corp.

By: ____________________
Bill Burbank, CEO

Seller: Don Preston

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